United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Teleconnect Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

PRELIMINARY

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TELECONNECT INC.

GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of Teleconnect Inc. (the “Corporation”) for use at the special meeting of stockholders to be held at Oude Vest 4, Breda, The Netherlands, at 10:00 A.M., on Friday, May 15, 2009, and at any adjournments of such meeting.

The expenses of this solicitation will be paid by the Corporation. Officers, directors and employees of the Corporation may make solicitations of proxies by telephone, Internet or personal calls. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 500,000,000 shares of Common Stock ($.001 par value) (“Common Stock”) and 5,000,000 shares of preferred stock, $.001 par value. Only stockholders of record at the close of business on April 10, 2009, are entitled to notice of, to vote at and to participate in the meeting. On the record date, the stock issued and outstanding consisted of 495,361,707 shares of Common Stock and no outstanding shares of preferred stock. Holders of Common Stock will vote as a single class at the special meeting. Each outstanding share of Common Stock will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

This proxy statement and the enclosed form of proxy were first mailed to stockholders on April __, 2009.

PROPOSAL 1

1 for 100 REVERSE STOCK SPLIT

Material Terms, Potential Risks And Principal Effects Of The One-For-One Hundred Reverse Stock Split

Our Board of Directors has approved a resolution to effect a one-for-one hundred reverse stock split of the Common Stock of the Corporation (the “Reverse Split”). The Board of Directors believes that the Reverse Split is in the best interest of the Corporation and its stockholders for the following reasons: 1) the reduction in the number of outstanding shares is better adapted to the true book value of the Corporation, 2) an increase of the trading price of its Common Stock should result, 3) an increase in the price of the Common Stock could, in turn, generate greater investor interest in the Corporation, 4) the marketability of the Common Stock to the financial community would thereby be enhanced, and 5) the potential increases in the trading price and greater interest from the financial community could ultimately improve the trading liquidity of the Corporation’s common shares.

In summary, for all the reasons detailed above, the Corporation believes that the Reverse Split will ultimately maximize stockholder value by increasing the attractiveness of the stock to the financial community thus resulting in greater liquidity of the free float.

The immediate effect of the Reverse Split would be to reduce the total number of shares of the Corporation’s Common Stock from 495,361,707 to approximately 4,953,617 shares issued and outstanding. However, the Reverse Split will affect all of the holders of all classes of the Corporation’s Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Corporation or proportionate voting power, except for insignificant changes that will result from the rounding of fractional shares.

The Reverse Stock Split will become effective promptly after the meeting of the stockholders.

After the Reverse Split becomes effective, there can be no assurance that the bid price of the Common Stock will continue at a level in reverse proportion to the reduction in the number of outstanding shares resulting from the Reverse Split. For example, based on the closing price on the Pink Sheets of our Common Stock on April 3, 2009, of $0.003 per share, when the Reverse Split is implemented at the one-for-100 ratio, there can be no assurance that the post-split market price of our Common Stock would be $0.30 or greater. Accordingly, the initial total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

            Additionally, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the Reverse Split. Although the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Common Stock.

No fractional shares will be issued for any fractional share interest created by the Reverse Split, and stockholders will receive a full share of Common Stock for any fractional share interests created by the Reverse Split.

The Reverse Split will also likely result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

The Reverse Split will not change the number of authorized shares of the Common Stock as designated by our Articles of Incorporation, as amended, which currently authorizes us to issue 500,000,000 shares of Common Stock. The issuance in the future of such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

Because the number of authorized shares of Common Stock will remain at 500,000,000 and the Reverse Split only applies to our issued and outstanding shares of Common Stock, the number of authorized, but unissued, shares of Common Stock will in effect increase after the Reverse Split, as compared to pre-Reverse Split. Although this action is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instruments or the Articles of Incorporation or the Bylaws of the Corporation in effect on the date of this Proxy Statement, the Corporation’s shareholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Corporation or the Board more difficult or time consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of Common Stock could be issued by the Board to dilute the percentage of Common Stock owned by a significant shareholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Florida law with respect to a merger or other business combinations involving the Corporation.

Before and immediately following the Reverse Split, the number of shares of the Corporation’s Common Stock will be as follows (subject to slight adjustment for rounding of fractional shares):

	Common Stock Outstanding	Authorized Common Stock
P Reverse Split	495,361,707	500,000,000
1 for 100 Reverse Split	4,953,617	500,000,000

Certain Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS ADVISED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder as a result of the Reverse Split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss. The aggregate tax basis of the shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the Reverse Split will include the period during which the stockholder held the shares surrendered as a result of the Reverse Split. The Corporation’s views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

Implementation of Reverse Split

The Reverse Split will occur regardless of, or when, stockholders physically surrender their stock certificates for new stock certificates. When effected, our transfer agent, Florida Atlantic Stock Transfer, will act as exchange agent (“Exchange Agent”) to implement the exchange of stock certificates. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. As soon as practicable after the Effective Date, we or the Exchange Agent will send a letter to each stockholder of record at the Effective Date for use in transmitting certificates representing shares of our Common Stock (“Old Certificates”) to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new stock certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. Stockholders would then receive a new certificate in exchange for certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which these stockholders are entitled. All expenses of the exchange of certificates will be borne by the Corporation.

IT IS NOT NECESSARY TO OBTAIN OR REQUEST A NEW STOCK CERTIFICATE FROM THE STOCK TRANSFER AGENT.  HOWEVER, YOU MAY CONTACT OUR STOCK TRANSFER AGENT TO REQUEST A NEW STOCK CERTIFICATE IF YOU DO DESIRE BY CONTACTING FLORIDA ATLANTIC STOCK TRANSFER AT 7130 NOB HILL ROAD, TAMARAC, FLORIDA 33321, (954) 726-4954

PROPOSAL 2

APPROVAL OF SALES OF SPANISH SUBSIDIARIES

Our Board of Directors of the Corporation has approved a resolution to sell its Spanish subsidiary companies; both engaged in the telecommunications sector.  The operating subsidiaries are Teleconnect Comunicaciones SA and Teleconnect Telecom SL. The objective of the sale of these companies is to relieve the Corporation of the strain of a continued cash drain caused by negative cash flow.  These subsidiaries have never operated at a profit or generated any earnings for the Corporation.

The financing of the Corporation relies on the financial ability of a few major shareholders. The Corporation is therefore not only exposed to market risks, but given the current world financial crisis, it is also very vulnerable should these shareholders not be able to continue supplying sufficient funds, or should these shareholders decide to demand repayment. As a consequence, the Corporation needs to reach cash positive cashflow from operations as soon as possible.

The Corporation has entered into negotiations with interested parties but approval from the Corporation’s shareholders is required to make legally effective any agreement reached with third parties regarding the sale of significant assets of the Corporation such as Teleconnect Comunicaciones SA and Teleconnect Telecom SL.

The Board of Directors has deemed it in the best interest of the Corporation to sell these Spanish companies and to focus its efforts on new non-telephone retail businesses.  The Corporation has identified other areas of business development which could lead to improved consolidated financial results.  The Corporation is currently in negotiations with other parties in the attempt to crystallize the synergies which exist.  There can be no guarantee that the Corporation will be successful in its plans to reach an agreement with the new target company nor can there be any guarantee as to the magnitude of the effect of any agreement on shareholders’ value.  The successful outcome of any negotiations may be partially affected by the Corporation’s ability to successfully execute certain actions previously approved by the Board of Directors and presented to the shareholders for approval.

The Board of Directors believes that the future success of the Corporation does not lie in its existing telecom business’ and its new business plan will be focused on retail activities which is believed to have better possibilities of increasing shareholder value.

PROPOSAL 3

APPROVAL OF STOCK ISSUANCE

The Corporation’s Board of Directors previously approved the issuance of 138,000,000 shares of Common Stock of the Corporation in exchange for debt foregiveness to the largest shareholder and main financier of the Corporation, Hombergh Holdings BV. The Board approved the issuance of 138,000,000 shares at the then going market rate of $0.0025 USD per share in exchange for 326,988 Euros of debt forgiveness as well as the commitment for its support in future funding efforts.

Hombergh Holdings has already invested, directly or indirectly, over 6,000,000 Euros into the Corporation during the previous three years.

Though the Board is fully aware that it has the proper authorization to execute the issuance of these shares, in line with its enforced philosophy of transparency, it requests ratification by the shareholders of this Board decision since in this particular case, this share issuance did have a significant dilutive effect on all shareholders.

The Board believes it to be in the best interest of the Corporation, and of that of all its shareholders, that Hombergh Holdings continue to support the Corporation as it has done in the past.

PROPOSAL 4

OTHER MATTERS

As of the date of this proxy statement, management knows of no other business that will be presented for consideration at the special meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the Corporation form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation. Please sign exactly as your name appears on the Corporation proxy. Stockholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of Dirk L. Benschop, at any time before the proxy is exercised.

Dirk L. Benschop
Chief Executive Officer and President

April 8, 2009

NOTICE

and

PROXY STATEMENT

for the

SPECIAL MEETING

of

STOCKHOLDERS

To Be Held

May 15, 2009

10:00 A.M.

PRELIMINARY

PROXY	Teleconnect Inc.	PROXY
Oude Vest 4
Breda
The Netherlands 4811 HT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TELECONNECT INC.

The undersigned hereby appoints Dirk L. Benschop as Proxy with the power to appoint his substitute, and hereby appoints and authorizes him to represent and vote as designated below, all the shares of Common Stock, $.001 par value, of Teleconnect Inc. (the "Corporation") held of record by the undersigned on April 10, 2009, at the special meeting of shareholders to be held at 10:00 A.M. on Friday, May 15, 2009, or any adjournment thereof at Oude Vest 4, Breda, The Netherlands.

1.	To approve a 1-for-100 reverse stock split of the outstanding Common Stock of Teleconnect Inc.
☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve the sale of the Spanish subsidiaries of the Corporation, specifically, Teleconnect Comunicaciones SA and Teleconnect Telecom SL
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
To ratify and approve the previous issuance of 138,000,000 shares of Common Stock to Hombergh Holdings BV on March 6, 2009, for $0.0025 per share in exchange for €326,988 of debt foregiveness as well as the commitment for support in future funding efforts to be provided to Teleconnect Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
☐ FOR	☐ AGAINST	☐ ABSTAIN

Please Print Name:	Number of Shares: ____________________

________________________________________

________________________________________

(continued and to be signed on other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

Number of Shares:

_______________________

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please Print Name:

Date: ___________________________________, 2009

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.